Prudential Tower Building Boston, MA 02199-8004 Tel 617.421.7000

February 14, 2003

Mr. Joseph P. Caruso
Chief Executive Officer and President
Palomar Medical Technologies, Inc.
82 Cambridge Street,
Burlington, MA 01803

Dear Joe,

Enclosed on behalf of The Gillette Company are two executed originals of the Development and License Agreement dated February 14, 2003, which represents an offer to enter into a collaboration with Palomar Medical Technologies, Inc. for the development and commercialization of light-based, consumer products and systems for personal use for female hair management.

As we discussed, if Palomar were to develop a Female Product Lotion, as that term is defined in the above referenced agreement, which provides Gillette with product exclusivity, Gillette would be prepared to increase the payments for such lotion from 3% to 6% of Net Sales. Product exclusivity within this context would mean that the device, i.e., a Light-Based Hair Management Product intended for use in or marketed in the Female Field, works only with such lotion and that such lotion would enjoy intellectual property protection such that no other party would be legally permitted to commercialize the lotion.

We look forward to working together to advance this technology to its next steps.

Very truly yours,

John E. Troy Director,
Business Development